Exhibit (a)(1)(J)

NOTICE OF WITHDRAWAL
THE HOME DEPOT, INC. TENDER OFFER
FOR PARTICIPANTS IN
THE HOME DEPOT OF CANADA INC.
RETIREMENT INCOME PLAN

To: Sun Life Assurance Company of Canada (“Sun Life”):

As a participant in the above-referenced plan, I hereby instruct Sun Life to withdraw from the tender offer all Plan shares that I previously instructed Sun Life to tender on my behalf, pursuant to the offer to purchase by The Home Depot, Inc.

Signature	Date

Please print name clearly	Daytime Phone Number

Address:

Promptly mail this withdrawal notice via overnight delivery to:

Computershare, Inc.
161 Bay State Drive
Braintree, MA 02184
Attn: Voluntary Dept.